UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest reported): January 12, 2004

CHICAGO PIZZA & BREWERY, INC.

(Exact name of registrant as specified in its chapter)

California	0-21423	33-0485615
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16162 Beach Boulevard Suite 100 Huntington Beach, California	92647
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 848-3747

Item 5.	Other Events and Regulation FD Disclosure

The Company has reached a tentative contingent proposal (“Proposal”) with class counsel to settle a meal and rest period class action case pending in California. The Proposal, which is subject to a definitive agreement and is not yet binding, and which will be subject to court approval if finalized between counsel, provides that members of the plaintiff class may make claims for certain lost wages against a $950,000 settlement fund, funded by the Company. Pursuant to the Proposal, the Company’s liability to the employees would not exceed the amount of the settlement fund. Any amounts remaining in the settlement fund after payment of claims, plaintiff’s attorney’s fees, and specified costs, will be distributed one-half to a non-profit foundation of the Company’s choosing and one-half to the Company. The Company would, in addition, bear its own attorneys fees and costs. If the Agreement is approved by the court, the action will be dismissed with prejudice, after the parties obligations under the Agreement are satisfied.

The Proposal was developed from mediation which was concluded in December of 2003. Accordingly, the Company recorded $950,000 in other expense during the fourth quarter of 2003 to properly reflect this liability at December 28, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 12, 2004	CHICAGO PIZZA & BREWERY, INC. (Registrant)

	By:	/s/ PAUL A. MOTENKO
Paul A. Motenko Director, Co-Chief Executive Officer, Vice President and Secretary

	By:	/s/ JEREMIAH J. HENNESSY
Jeremiah J. Hennessy Director, Co-Chief Executive Officer and President

	By:	/s/ C. DOUGLAS MITCHELL
C. Douglas Mitchell Chief Financial Officer